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                                  GALILEO NEWS
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                                                                    EXHIBIT 99.1


Investor Relations - Gregory Riedel (508) 347-4222

          GALILEO SIGNS DEFINITIVE AGREEMENT TO ACQUIRE OFC CORPORATION
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STURBRIDGE, MA, JANUARY 5, 1998 - Galileo Corporation (NASDAQ National Market:
GAEO) announced today that it has signed a definitive agreement to acquire OFC Corporation, a privately held company, based in Natick, Massachusetts. Galileo will acquire all of the outstanding shares of OFC for approximately $6 million in cash and 1.15 million shares of Galileo common stock. The number of shares issued may be adjusted if the average closing price of Galileo common stock is less than $9.70 or exceeds $14.55 for a defined period prior to the closing. The agreement is subject to customary closing conditions and is expected to be completed in early 1998. OFC anticipates revenues and pretax income of approximately $14.0 million and $2.0 million, respectively for the year ended December 31, 1997.

OFC designs, manufactures and markets a broad range of optical components and systems which incorporate the latest advances in photonic technology and optical coating. OFC's products include optical filters, optical lens coatings for medical devices, laser systems, infrared thermal imaging devices and optical analytical instruments. OFC's operations also include one of the world's largest and most technically advanced diamond point turning facilities which manufactures highly-sophisticated optical components and systems for industrial lasers and semiconductor instrumentation.

William T. Hanley, President and Chief Executive Officer, commented, "OFC's existing operations are significantly accretive to Galileo. OFC's products and technologies will enhance the performance of all our optical products including fiberoptic telecommunication devices, medical endoscopes, colposcopes, scientific detectors and remote spectroscopy products. In addition, OFC's position as a leading-edge designer and manufacturer of optical filters and

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                        [Galileo Corporaton Letterhead]


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coatings significantly contributes to Galileo's strategy of vertically integrated manufacturing." He continued, "We believe there is a strong strategic fit as Galileo can significantly expand OFC's existing profitable operations through introduction of these products in our medical and telecommunication businesses."

Jack Blais, President and Chief Executive Officer of OFC, stated, "We are extremely excited about joining Galileo's growing team. Our companies' backgrounds in complementary areas of optical system design and manufacturing have resulted in highly innovative products for a variety of commercial markets. By joining forces, we will continue to develop and market unique products."

Galileo develops, manufactures and markets products based on its core fiberoptics and electro-optics technologies for applications in medical products and instruments, telecommunication products, analytical detector instruments and office equipment. Galileo markets its products to OEMs, through marketing partners and direct to end-users. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures, and markets women's health-related medical products. Please visit our web sites at www.galileocorp.com and www.ofccorp.com for additional information.



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